Exhibit 4.5

PSU (2025 INDUCEMENT PLAN)

LUMENTUM HOLDINGS INC.

2025 INDUCEMENT EQUITY INCENTIVE PLAN

GLOBAL NOTICE OF PERFORMANCE UNIT AWARD

Grantee’s Name and Employee ID:	Award Number:

[NAME}	Date of Award:

[EMPLOYEE ID]	Type of Award:	Performance units

Vesting Commencement Date:

You (the “Grantee”) have been granted a Performance Unit award (the “Award”), subject to the terms and conditions of this Global Notice of Performance Unit Award (the “Notice”), the Lumentum Holdings Inc. 2025 Inducement Equity Incentive Plan, as amended from time to time (the “Plan”) and the Performance Unit Award Agreement (the “Performance Unit Agreement”), including any terms and conditions for the Grantee’s country set forth in any appendix attached hereto (the “Appendix”) (the Performance Unit Agreement and the Appendix, together, the “Agreement”) attached hereto, as follows. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice.

Target Number of Performance Units Awarded:

Maximum Number of Performance Units Awarded:

Performance Period:

Performance Matrix:

The Target Number of Performance Units will become earned (the “Earned Units”) based upon the attainment of the performance goal(s) set forth in the Performance Matrix as determined by the Administrator following the applicable performance period, as follows:

[To be determined for each award]

For each of these performance goals, an additional number of Performance Units will become Earned Units based on the attainment of the performance goal in excess of the target level and up to the maximum level, in each case as indicated in the Performance Matrix, as determined by the Administrator following the applicable performance period; provided that in no event will the total number of Earned Units under this Award exceed the Maximum Number of Performance Units Awarded.

Following the end of the Performance Period, the Administrator will determine the number of Performance Units that become Earned Units in accordance with Section 3 (the date of such determination, the “Determination Date”), and such Earned Units will vest on the first Determination Date following the end of the Performance Period (the “Vesting Date”), subject to vesting acceleration described in Section 4 of the Agreement and further subject to the terms and conditions set forth in this Agreement.

In the event of Grantee’s termination of Continuous Active Service before the Vesting Date, any unvested Performance Units and Grantee’s right to acquire any Shares hereunder will terminate, except as set forth in Section 4 of the Agreement.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Plan, and the Agreement.

Lumentum Holdings Inc., a Delaware corporation

By:

Title:

By signing below or by electronic acceptance or authentication in a form authorized by the Company, the Grantee acknowledges that copies of this Notice, the Agreement, the Plan and the prospectus for the Plan prepared in connection with the registration of the shares issuable pursuant to the Award with the Securities and Exchange Commission have been provided to the Grantee or made available to the Grantee on the Company’s internal website or a website of the Company’s third party plan administrator and may be viewed and printed by the Grantee for attachment to the Grantee’s copy of this Notice. The Grantee represents that he or she is familiar with the terms and provisions of this Notice, the Agreement and the Plan, and hereby accepts the Award subject to all of their terms and conditions. The Grantee has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan. The Grantee will be deemed to have accepted the Award and the terms and conditions of the Plan and the Agreement, unless within 45 days of the grant date of the Award, the Grantee notifies the Company at equity@lumentum.com that he/she chooses to decline the Award. The Grantee agrees that all disputes arising out of or relating to this Notice, the Agreement and the Plan shall be resolved in accordance with Section 10 of the Agreement. The Grantee further agrees to notify the Company upon any change in the residence address indicated in this Notice.

Dated:	Signed:
Grantee

(a) Performance Matrix.

[To be determined for each award.]

(b) Award Determination and Payout. On each Determination Date, the Administrator will certify whether and to what extent the performance goal(s) have been achieved for the applicable Performance Period. The actual number of Performance Units corresponding to an applicable Performance Period that will become Earned Units under the Award Agreement, if any, upon achievement of the performance goal(s) will be rounded down to the nearest whole number so as to avoid fractional shares.

(c) Definitions

[To be determined for each award.]

LUMENTUM HOLDINGS INC.

2025 INDUCEMENT EQUITY INCENTIVE PLAN

GLOBAL PERFORMANCE UNIT AWARD AGREEMENT

Unless otherwise defined herein, terms defined in the Lumentum Holdings Inc. 2025 Inducement Equity Incentive Plan, as amended from time to time (the “Plan”) and the Global Notice of Performance Unit Award (the “Notice”) attached hereto shall have the same defined meanings in this Agreement.

1. Issuance of Performance Units. Lumentum Holdings Inc., a Delaware corporation (the “Company”), hereby issues to the Grantee named in the Notice, the of Performance Unit Award (the “Notice”), up to the Maximum Number of Performance Units Awarded set forth in the Notice (the “Performance Units” or “Units”), subject to the Notice, this Agreement (including the Appendix) and the terms and provisions of the Plan, which is incorporated herein by reference.

2. Transfer Restrictions. The Performance Units may not be transferred in any manner other than by will or by the laws of descent and distribution. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and transferees of the Grantee.

3. Earning and Vesting of Performance Units. The Performance Units awarded by this Agreement will become Earned Units and will vest in accordance with the provisions set forth in the Notice, including its Performance Matrix, and Section 4. The term “vest” shall mean, with respect to any Earned Units, that such Performance Units are no longer subject to forfeiture to the Company.

4. Termination of Continuous Active Service. Except as provided otherwise in any provision of the Severance Plan, any employment, change in control, separation or similar agreement by and between the Company or an affiliate and Grantee, or any policy of the Company or an affiliate applicable to Grantee, if Grantee’s Continuous Active Service is terminated for any reason, then vesting of the Performance Units shall cease upon the date of termination of Grantee’s Continuous Active Service. Any unvested Performance Units held by Grantee immediately prior to such termination of Continuous Active Service shall be forfeited without compensation and deemed reconveyed to the Company. In the event of Grantee’s change in status from an Employee to a Consultant, vesting of the Performance Units shall continue only to the extent determined by the Administrator. Further, in the event that, as of immediately prior to the date Grantee’s Continuous Active Services terminates, Grantee is a participant in, the terms of the Severance Plan shall apply.

5. Conversion of Units and Issuance of Shares. Upon the Vesting Date, one share of Common Stock shall be issuable for each Performance Unit that vests on such date (the “Shares”), subject to the terms and provisions of the Plan and this Agreement. Thereafter, the Company will transfer such Shares to the Grantee upon satisfaction of any required tax or other withholding obligations, and in any event no later than the later of (i) the 15th day of the third fiscal month following the end of the fiscal year that contains the applicable vesting date or (ii) March 15th following the end of the calendar year that contains the applicable vesting date. Any fractional Performance Unit remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share.

6. Right to Shares. The Grantee shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by the issuance of such Shares to the Grantee.

7. Taxes.

(a) Generally. The Grantee acknowledges that, regardless of any action by the Company, or if different, the Subsidiary or Affiliate that employs the Grantee (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable or deemed applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant, vesting, or settlement of the Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or Dividend Equivalent Rights (if any); and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Company may refuse to issue or deliver the Shares, or the proceeds of the sale of Shares, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

(b) Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., grant, vesting, issuance of Shares, sale of Shares) that the Company and/or Employer determines may result in any Tax-Related Items, the Grantee understand and agrees he or she must arrange for the satisfaction of all Tax-Related Items in a manner acceptable to the Company and/or the Employer. In this regard, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion and pursuant to such procedures as they may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i) By Sale of Shares. The Grantee’s acceptance of this Award constitutes the Grantee’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose (the “Designated Broker”) to sell on the Grantee’s behalf a whole number of Shares from those Shares issuable to the Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax-Related Items. The Grantee will be responsible for all broker’s fees and other costs of sale, and the Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Grantee’s Tax-Related Items, the Company agrees to pay such excess in cash to the Grantee. The Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Grantee’s Tax-Related Items.

(ii) By Withholding Shares. The Company shall have the right, but not the obligation, to require the Grantee to satisfy all or any portion of the Tax-Related Items by deducting from the Shares otherwise deliverable to the Grantee in settlement of the Award a number of whole Shares having a fair market value, as determined by the Company as of the date on which the Tax-Related Items arise; or

(iii) By Check, Wire Transfer or Other Means. Only if permitted by the Administrator, at any time not less than five (5) business days before any Tax Withholding Obligation arises, the Grantee may elect to satisfy the Grantee’s Tax-Related Items by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax-Related Items by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Administrator.

The Company may withhold or account for Tax-Related Items by considering applicable statutory or other applicable withholding rates, including minimum or maximum rates applicable in the Grantee’s jurisdiction(s). In the event of over-withholding, the Grantee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock), or if not refunded, the Grantee may seek a refund from the local tax authorities. In the event of under-withholding, the Grantee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer(s). If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Grantee will be deemed to have been issued the full number of shares of Common Stock subject to the vested Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

Finally, the Grantee agrees to pay to the Company or the Employer, including through withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described.

(c) Right to Retain Shares. The Company may refuse to issue any Shares or the proceeds of the sale of Shares to the Grantee until the Grantee satisfies the Tax-Related Items. If Grantee fails to satisfy the Tax-Related Items at the time any portion of the Award is otherwise scheduled to vest or Grantee’s Tax-Related Items otherwise become due, Grantee will permanently forfeit such portion of the Award and any right to receive the Shares thereunder as to which the Tax-Related Items are not satisfied and such portion will be returned to the Company at no cost to the Company.

8. Entire Agreement; Governing Law. The Notice, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. These agreements are to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. Should any provision of the Notice or this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. Notwithstanding any provision of this Agreement or the Plan to the contrary, if the Grantee is a U.S. taxpayer, the Administrator may amend this Agreement, either retroactively or prospectively, without the consent of the Grantee, if the Administrator determines in its discretion that such amendment is required or advisable for this Agreement and the Award to satisfy or comply with or meet the requirements of Code Section 409A so that no additional tax under Code Section 409A is applied to this Award. However, the Company has not obtained a tax ruling or other confirmation from the Internal Revenue Service with regard to the application of Code Section 409A to the Award, and the Company does not represent or warrant that this Agreement will avoid adverse tax consequences to the Grantee, including as a result of the application of Code Section 409A to the Award.

9. Headings. The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Agreement for construction or interpretation.

10. Dispute Resolution. The provisions of this Section 10 shall be the exclusive means of resolving disputes arising out of or relating to the Notice, the Plan and this Agreement. The Company, the Grantee, and the Grantee’s assignees (the “parties”) shall attempt in good faith to resolve any disputes arising out of or relating to the Notice, the Plan and this Agreement by negotiation between individuals who have authority to settle the controversy. Negotiations shall be commenced by either party by notice of a written statement of the party’s position and the name and title of the individual who will represent the party. Within thirty (30) days of the written notification, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation, the parties agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Agreement shall be brought in the United States District Court for the Northern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of Santa Clara) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 10 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

11. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

12. No Effect on Terms of Service. The Units subject to the Award shall vest, if at all, only during the period of the Grantee’s Continuous Active Service (not through the act of being hired, being granted the Award or acquiring Shares hereunder) and the Award has been granted as an inducement for the Grantee to remain in such Continuous Active Service and as an incentive for increased efforts on behalf of the Company and its Affiliates by the Grantee during the period of his or her Continuous Active Service. Nothing in the Notice, the Agreement, or the Plan shall confer upon the Grantee any right with respect to future compensation, including equity compensation grants, or continuation of Grantee’s Continuous Active Service, nor shall it interfere in any way with the Grantee’s right or the right of the Grantee’s employer to terminate Grantee’s Continuous Active Service, with or without cause, and with or without notice. Unless the Grantee has a written employment agreement with the Company to the contrary, Grantee’s status is at will. This Award shall not, under any circumstances, be considered or taken into account for purposes of calculation of severance payments in those jurisdictions requiring such payments upon termination of employment. The Grantee shall not have and waives any and all rights to compensation or damages as a result of the termination of the Grantee’s employment with the Company or the Grantee’s employer for any reason whatsoever, insofar as those rights result or may result from (i) the loss or diminution in value of such rights or entitlements or claimed rights or entitlements under the Plan, or (ii) the Grantee’s ceasing to be entitled to any restricted stock units or Shares or any other rights under the Plan.

13. Nature of Grant. In accepting the Units, the Grantee acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company and it is discretionary in nature;

(b) the grant of the Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(c) all decisions with respect to future grants of restricted stock units or other grants, if any, will be at the sole discretion of the Company;

(d) the Grantee is voluntarily participating in the Plan;

(e) the Units and any Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f) the Units and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for purposes of, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, or end of service payments, holiday pay, bonuses, long-service awards, leave related payments, pension or retirement or welfare benefits, or similar mandatory payments and in no event should be considered as compensation for or relating in any way to, past services for the Company, the Employer, or any Subsidiary or Affiliate;

(g) unless otherwise agreed with the Company, the Units and any Shares acquired under the Plan, and the income and value of same, are not granted as consideration for, or in connection with, any service the Grantee may provide as a director of any Parent, Subsidiary or Affiliate;

(h) the future value of the Shares underlying the Units is unknown, indeterminable, and cannot be predicted with certainty and the value of such Shares acquired under the Plan may increase or decrease in the future;

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from termination of Continuous Active Service (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of applicable law in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment or service agreement, if any);

(j) neither the Employer, the Company nor any Parent, Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the U.S. Dollar that may affect the value of the Units or of any amounts due to the Grantee pursuant to the settlement of the Units or the subsequent sale of any Shares acquired upon settlement.

14. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares. The Grantee understands and agrees that he or she should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

15. Data Privacy. The Grantee understand that if the Grantee would like to participate in the Plan, the Grantee needs to review the information provided in Sections 15(a) through (f) below and declare the Grantee’s consent according to Section 15(g) below.

If the Grantee is based in the European Union (“EU”), the European Economic Area (“EEA”) Switzerland, or the United Kingdom (collectively, “EEA+”), Lumentum Holdings Inc. located at 1001 Ridder Park Drive, San Jose, California 95131 U.S.A. is the controller responsible for the processing of the Grantee’s personal data in connection with the Participation Agreement and the Plan. Contact for EEA data privacy matters is privacy@lumentum.com.

(a) Data Collection and Usage. The Grantee understands that the Company the Employer, may collect, process and use certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all restricted stock units granted under the Plan or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested, or outstanding in the Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The legal basis, where required, for the processing of Data is the Grantee’s consent.

(b) Stock Plan Administration Service Providers. The Grantee understands that Data is transferred to the Company’s designated broker E*Trade Financial Corporate Services, Inc. (and E*Trade Securities LLC) (collectively, the “Designated Broker”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other service providers in a similar manner. The Grantee may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

(c) International Data Transfers. The Grantee understands that the recipients of the Data are located in the United States, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country and that the United States might not provide a level of protection of personal data equivalent to the level of protection in the Grantee’s country. The Company’s legal basis, where required, for the transfer of Data is the Grantee’s consent.

(d) Data Retention. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond the Grantee’s Continuous Active Service. When the Company or the Employer no longer need the Data for the above purposes, they will cease processing it in this context and remove it from all of their systems used for such purposes, to the fullest extent possible.

(e) Voluntariness and Consequences of Consent, Denial or Withdrawal. The Grantee understands that the Grantee is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, the Grantee’s status as an Employee and career with the Company and/or the Employer will not be adversely affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant the Grantee future restricted stock units or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understand that he or she may contact the data privacy officer at privacy@lumentum.com.

(f) Data Subject Rights. The Grantee understands that data subject rights regarding the processing of Data vary depending on applicable law and that, depending on where the Grantee is based and subject to the conditions set out in such applicable law, the Grantee may have, without limitation, the right to (i) inquire whether and what kind of Data the Company holds about the Grantee and how it is processed, and to access or request copies of such Data, (ii) request the correction or supplementation of Data about the Grantee that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Data no longer necessary for the purposes underlying the processing, (iv) request the Company to restrict the processing of the Grantee’s Data in certain situations where the Grantee feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Data for legitimate interests, and to (vi) request portability of the Grantee’s Data that he or she have actively or passively provided to the Company or the Employer (which does not include data derived or inferred from the collected data), where the processing of such Data is based on consent or the Grantee’s employment and is carried out by automated means. In case of concerns, the Grantee understands that he or she may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Grantee’s rights, the Grantee understands that he or she should contact the data privacy officer at privacy@lumentum.com.

(g) By clicking “Accept” on the E*Trade award acceptance page or otherwise accepting this Agreement, the Grantee acknowledges that the Grantee provides his or her consent to the data processing practices described in this Section 15 to the extent such consent is required by applicable law.

16. The Grantee acknowledges that the Grantee is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms and conditions of this Agreement. Furthermore, if the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

17. Insider Trading / Market Abuse Laws. The Grantee acknowledges that he or she is subject to any applicable Company insider trading policy. In addition, the Grantee may be subject to additional insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to, directly or indirectly, acquire, sell, or attempt to sell Shares or rights to Shares (e.g., Units) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions or the Grantee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee acknowledges that it is the Grantee’s responsibility to comply with any applicable Company insider trading policy and any additional restrictions that may apply due to local insider trading restrictions or market abuse laws. The Grantee should speak to his or her personal legal advisor regarding any applicable local insider trading restrictions or market abuse laws.

18. Exchange Control and Foreign Asset / Account Reporting Requirements. The Grantee acknowledges that his or her country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect his or her ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or Dividend Equivalent Rights (if any) received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside his or her country. The Grantee understands that he or she may be required to report such accounts, assets or related transactions to the tax or other authorities in his or her country. The Grantee also may be required to repatriate sale proceeds or other funds received as a result of the Grantee’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. In addition, the Grantee may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of Shares. The Grantee acknowledges that it is his or her responsibility to be compliant with all such requirements, and the Grantee should consult his or her personal legal or tax advisor, as applicable, on this matter.

19. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20. Appendix. Notwithstanding any provisions in this Agreement, the Units shall be subject to any terms and conditions set forth in any Appendix to this Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Appendix, the terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

21. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22. Waiver. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other Grantee.

23. Clawback. This Award of Performance Units, vested or unvested, and/or the Shares (or other benefits) acquired upon settlement of the Performance Units, shall be subject to the Company’s clawback policy, as may be amended from time to time (whether such policy is adopted on or after the date of grant or required under Applicable Laws) (the “Clawback Policy”), such that any Award that was made to the Grantee who is subject to the Clawback Policy, and any Shares (or other benefits) acquired pursuant to such Award, shall be subject to deduction, clawback or forfeiture, as provided under the Clawback Policy. Further, the Performance Units, whether vested or unvested, and any Shares (or other benefits) acquired upon settlement of the Performance Units, shall be subject to deduction, clawback or forfeiture to the extend required to comply with any recoupment requirement imposed under Applicable Laws, rules, regulations or stock exchange listing standards. In order to satisfy any recoupment obligation arising under the Clawback Policy or otherwise required by Applicable Laws, rules, regulations or stock exchange listing standards, among other things, the Grantee expressly and explicitly authorizes the Company to issue instructions, on the Grantee’s behalf, to any brokerage firm or stock plan service provider engaged by the Company to hold any Shares or other amounts acquired pursuant to the Performance Units to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of the Clawback Policy. No recovery of compensation as described in this Section 23 will be an event giving rise to the Grantee’s right to resign for “good reason” or “constructive termination” (or similar term) under any plan of, or agreement with, the Company and/or the Employer.

APPENDIX TO THE

LUMENTUM HOLDINGS INC.

2025 INDUCEMENT EQUITY INCENTIVE PLAN

GLOBAL PERFORMANCE UNIT AWARD AGREEMENT

Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan, the Notice and the Agreement.

Terms and Conditions

This Appendix includes additional country-specific terms and conditions that govern the Units if the Grantee resides in and/or works in one of the countries listed below. If the Grantee is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Grantee is currently residing and/or working, or if the Grantee transfers employment and/or residency to another country after the grant of the Units, the Administrator shall, in its discretion, determine to what extent the additional terms and conditions contained herein shall be applicable to the Grantee.

Notifications

This Appendix also includes information regarding securities, exchange control, foreign asset and/or account reporting, tax and certain other issues of which the Grantee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, foreign asset and/or account reporting, tax and other laws in effect in the respective countries as of [DATE]. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information contained herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time the Grantee vests in the Units or sells any Shares acquired under the Plan. In addition, the information is general in nature and may not apply to the Grantee’s particular situation and the Company is not in a position to assure the Grantee of any particular result. Therefore, the Grantee should seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Grantee’s individual situation.

If the Grantee is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Grantee is currently residing and/or working, or if the Grantee transfers employment and/or residency to another country after the grant of the Units, the information contained herein may not be applicable to the Grantee in the same manner.

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UNITED STATES

No country-specific provisions.

END OF AGREEMENT

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